Forum Energy Technologies Announces
First Quarter 2022 Results
•Revenue of $155 million, a 5% sequential increase
•Orders of $165 million and book-to-bill ratio of 1.06
•Net loss of $9 million and diluted EPS of negative $1.62
•Adjusted EBITDA of $9 million, a sequential increase of $5 million, or 112%
HOUSTON, TEXAS, May 5, 2022 - Forum Energy Technologies, Inc. (NYSE: FET) today announced first quarter 2022 revenue of $155 million, an increase of $7 million from the fourth quarter 2021. Net loss for the quarter was $9 million, or $1.62 per diluted share, compared to a net loss of $20 million, or $3.46 per diluted share, for the fourth quarter 2021. Excluding special items, adjusted net loss was $2.00 per diluted share in the first quarter 2022 compared to an adjusted net loss of $2.23 per diluted share in the fourth quarter 2021. Adjusted EBITDA was $9 million in the first quarter 2022, an improvement of approximately $5 million from the fourth quarter 2021.
Special items in the first quarter 2022, on a pre-tax basis, included $6 million of foreign exchange gains partially offset by $4 million of restructuring, transaction and other costs. See Tables 1-5 for a reconciliation of GAAP to non-GAAP financial information.
Neal Lux, President and Chief Executive Officer, remarked, “Stronger industry fundamentals combined with outstanding execution by our team drove FET's first quarter performance. We are overcoming the supply chain issues experienced in the second half of 2021 by investing in key raw materials and components to meet growing demand. Price increases began to flow through the income statement and we expect the trend to accelerate in future quarters. With these efforts, EBITDA more than doubled on a sequential basis to $9 million and was up 344% year-over-year.
“Demand for our products and advanced technology solutions remains robust. We have achieved six consecutive quarters of bookings in excess of revenue and our backlog is over $200 million for the first time since 2019. Looking ahead, we anticipate our backlog and continued order growth will further improve revenue and EBITDA. We forecast second quarter revenue to be between $160 and $170 million, and adjusted EBITDA of $11 to $14 million. On a full year basis, we continue to expect adjusted EBITDA of $50 to $60 million.
On a year-over-basis, revenue and adjusted EBITDA grew by 36% and 344%, respectively. We are confident that this strong momentum will continue in the second quarter and beyond. Our consumable businesses will benefit from increased drilling and completions activity. Furthermore, our customers‘ underinvestment in capital equipment since 2014 has reduced the capacity of the oilfield service industry. As a result, significant increases in activity will require additional capital spending by our domestic and international customers. This will translate to higher revenues for FET and rapid profit growth due to our strong operating leverage and net price increases.”
Segment Results
Drilling & Downhole segment revenue was $71 million, an increase of 7% from the fourth quarter 2021, led by fulfillment of subsea capital equipment orders for international customers, and higher demand for drilling capital equipment in connection with increasing activity levels. Orders were $71 million, a 17% sequential increase which included significant order growth in both our drilling and downhole product lines. Segment adjusted EBITDA was $9 million, a $3 million sequential increase resulting from the higher revenue levels and favorable sales mix. The Drilling & Downhole segment designs and manufactures capital equipment and consumable products for global well construction, artificial lift and subsea markets.
Completions segment revenue was $53 million, a 3% sequential increase driven by increased sales of our wireline products for the well intervention market. Orders were $54 million, a sequential increase of $1 million, or 2%, due to orders for new product offerings in our stimulation and intervention product line. Segment adjusted EBITDA was $5 million, in line with the fourth quarter. The Completions segment designs and manufactures products for the coiled tubing, wireline and stimulation markets.
Production segment revenue was $32 million, an increase of $1 million, or 2% from the fourth quarter 2021 driven by higher valve sales into the downstream market. Orders in the first quarter were $40 million, a 12% sequential decrease, due to full-year orders received for well-site production equipment in the fourth quarter 2021 for fulfillment throughout 2022. Segment adjusted EBITDA was negative $1 million, an improvement of $1 million from the fourth quarter 2021. The Production segment designs and manufactures land well site production equipment, desalination process equipment, and a wide range of valves for upstream, midstream and process industry customers.
FET (Forum Energy Technologies) is a global company, serving the oil, natural gas, industrial and renewable energy industries. FET provides value added solutions that increase the safety and efficiency of energy exploration and production. We are an environmentally and socially responsible company headquartered in Houston, TX with manufacturing, distribution, and service facilities strategically located throughout the world. For more information, please visit www.f-e-t.com.

Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including any statement about the company's future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, new product development activities, costs and other guidance included in this press release.
These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the severity and duration of the COVID-19 pandemic and related repercussions resulting from the negative impact on demand for oil and natural gas, the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and natural gas industry, governmental regulation and taxation of the oil and natural gas industry, the company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business, and other important factors that could cause actual results to differ materially from those projected as described in the company's filings with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Company Contact
Lyle Williams
Executive Vice President and Chief Financial Officer
713.351.7920
lyle.williams@f-e-t.com

Forum Energy Technologies, Inc.
Condensed consolidated statements of loss
(Unaudited)

	Three months ended
	March 31,		December 31,
(in millions, except per share information)	2022	2021	2021
Revenue	$155.2	$114.5	$148.1
Cost of sales	116.6	88.3	118.0
Gross profit	38.6	26.2	30.1
Operating expenses
Selling, general and administrative expenses	44.3	41.5	42.9
Loss (gain) on disposal of assets and other	—	(0.9)	0.3
Total operating expenses	44.3	40.6	43.2
Operating loss	(5.7)	(14.4)	(13.1)
Other expense (income)
Interest expense	7.6	9.2	7.9
Loss on extinguishment of debt	—	0.9	—
Foreign exchange losses (gains) and other, net	(6.0)	3.4	1.7
Total other expense	1.6	13.5	9.6
Loss before income taxes	(7.3)	(27.9)	(22.7)
Income tax expense (benefit)	1.9	1.8	(3.1)
Net loss (1)	$(9.2)	$(29.7)	$(19.6)

Weighted average shares outstanding
Basic	5.7	5.6	5.7
Diluted	5.7	5.6	5.7

Loss per share
Basic	$(1.62)	$(5.28)	$(3.46)
Diluted	$(1.62)	$(5.28)	$(3.46)

(1) Refer to Table 1 for schedule of adjusting items.

Forum Energy Technologies, Inc.
Condensed consolidated balance sheets
(Unaudited)

	March 31,	December 31,
(in millions of dollars)	2022	2021
Assets
Current assets
Cash and cash equivalents	$20.6	$46.9
Accounts receivable—trade, net	132.2	123.9
Inventories, net	263.8	241.7
Other current assets	39.7	34.2
Total current assets	456.3	446.7
Property and equipment, net of accumulated depreciation	91.2	94.0
Operating lease assets	24.7	25.4
Intangible assets, net	210.9	217.4
Other long-term assets	7.8	7.8
Total assets	$790.9	$791.3
Liabilities and equity
Current liabilities
Current portion of long-term debt	$0.8	$0.9
Other current liabilities	191.3	174.8
Total current liabilities	192.1	175.7
Long-term debt, net of current portion	233.7	232.4
Other long-term liabilities	50.4	54.1
Total liabilities	476.2	462.2
Total equity	314.7	329.1
Total liabilities and equity	$790.9	$791.3

Forum Energy Technologies, Inc.
Condensed consolidated cash flow information
(Unaudited)
	Three Months Ended March 31,
(in millions of dollars)	2022	2021
Cash flows from operating activities
Net loss	$(9.2)	$(29.7)
Depreciation and amortization	9.6	11.2
Loss on extinguishment of debt	—	0.9
Other noncash items and changes in working capital	(25.3)	16.3
Net cash used in operating activities	(24.9)	(1.3)

Cash flows from investing activities
Capital expenditures for property and equipment	(0.8)	(0.4)
Proceeds from sale of business, property and equipment	0.1	1.5
Net cash provided by (used in) investing activities	(0.7)	1.1

Cash flows from financing activities
Borrowings of debt	95.9	—
Repayments of debt	(96.1)	(27.3)
Repurchases of stock	(0.4)	(0.2)
Net cash used in financing activities	(0.6)	(27.5)

Effect of exchange rate changes on cash	(0.1)	(0.1)
Net decrease in cash, cash equivalents and restricted cash	$(26.3)	$(27.8)

Forum Energy Technologies, Inc.
Supplemental schedule - Segment information
(Unaudited)

	As Reported			As Adjusted (3)
	Three months ended			Three months ended
(in millions of dollars)	March 31, 2022	March 31, 2021	December 31, 2021	March 31, 2022	March 31, 2021	December 31, 2021
Revenue
Drilling & Downhole	$71.3	$48.7	$66.5	$71.3	$48.7	$66.5
Completions	52.5	37.8	51.0	52.5	37.8	51.0
Production	31.5	28.0	30.9	31.5	28.0	30.9
Eliminations	(0.1)	—	(0.3)	(0.1)	—	(0.3)
Total revenue	$155.2	$114.5	$148.1	$155.2	$114.5	$148.1

Operating income (loss)
Drilling & Downhole	$6.0	$(4.5)	$2.5	$5.6	$(1.3)	$2.7
Operating Margin %	8.4%	(9.2)%	3.8%	7.9%	(2.7)%	4.1%
Completions	(0.7)	0.1	(4.5)	(0.7)	(1.3)	(0.7)
Operating Margin %	(1.3)%	0.3%	(8.8)%	(1.3)%	(3.4)%	(1.4)%
Production	(1.8)	(3.8)	(3.1)	(1.5)	(2.9)	(3.0)
Operating Margin %	(5.7)%	(13.6)%	(10.0)%	(4.8)%	(10.4)%	(9.7)%
Corporate	(9.2)	(7.1)	(7.7)	(5.5)	(5.9)	(6.9)
Total segment operating loss	(5.7)	(15.3)	(12.8)	(2.1)	(11.4)	(7.9)
Other items not in segment operating loss (1)	—	0.9	(0.3)	0.1	0.2	(0.1)
Total operating loss	$(5.7)	$(14.4)	$(13.1)	$(2.0)	$(11.2)	$(8.0)
Operating Margin %	(3.7)%	(12.6)%	(8.8)%	(1.3)%	(9.8)%	(5.4)%

EBITDA (2)
Drilling & Downhole	$15.5	$(3.7)	$4.1	$9.1	$3.0	$6.2
EBITDA Margin %	21.7%	(7.6)%	6.2%	12.8%	6.2%	9.3%
Completions	4.7	6.6	1.0	4.9	4.6	4.9
EBITDA Margin %	9.0%	17.5%	2.0%	9.3%	12.2%	9.6%
Production	(1.0)	(2.3)	(2.0)	(0.6)	(1.3)	(1.7)
EBITDA Margin %	(3.2)%	(8.2)%	(6.5)%	(1.9)%	(4.6)%	(5.5)%
Corporate	(9.3)	(8.1)	(7.7)	(4.5)	(4.3)	(5.2)
Total EBITDA	$9.9	$(7.5)	$(4.6)	$8.9	$2.0	$4.2
EBITDA Margin %	6.4%	(6.6)%	(3.1)%	5.7%	1.7%	2.8%

(1) Includes gain/(loss) on disposal of assets and other.
(2) The company believes that the presentation of EBITDA is useful to the company's investors because EBITDA is an appropriate measure of evaluating the company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(3) Refer to Table 1 for schedule of adjusting items.

Forum Energy Technologies, Inc.
Supplemental schedule - Orders information
(Unaudited)

	Three months ended
(in millions of dollars)	March 31, 2022	March 31, 2021	December 31, 2021
Orders
Drilling & Downhole	$70.9	$57.9	$60.8
Completions	53.7	47.2	52.8
Production	40.4	32.9	46.1
Total orders	$165.0	$138.0	$159.7

Revenue
Drilling & Downhole	$71.3	$48.7	$66.5
Completions	52.5	37.8	51.0
Production	31.5	28.0	30.9
Eliminations	(0.1)	—	(0.3)
Total revenue	$155.2	$114.5	$148.1

Book to bill ratio (1)
Drilling & Downhole	0.99	1.19	0.91
Completions	1.02	1.25	1.04
Production	1.28	1.18	1.49
Total book to bill ratio	1.06	1.21	1.08

(1) The book-to-bill ratio is calculated by dividing the dollar value of orders received in a given period by the revenue earned in that same period. The company believes that this ratio is useful to investors because it provides an indication of whether the demand for our products, in the markets in which the company operates, is strengthening or declining. A ratio of greater than one is indicative of improving market demand, while a ratio of less than one would suggest weakening demand. In addition, the company believes the book-to-bill ratio provides more meaningful insight into future revenues for our business than other measures, such as order backlog, because the majority of the company's products are activity based consumable items or shorter cycle capital equipment, neither of which are typically ordered by customers far in advance.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)
Table 1 - Adjusting items

	Three months ended
	March 31, 2022			March 31, 2021			December 31, 2021
(in millions, except per share information)	Operating loss	EBITDA (1)	Net loss	Operating loss	EBITDA (1)	Net loss	Operating loss	EBITDA (1)	Net loss
As reported	$(5.7)	$9.9	$(9.2)	$(14.4)	$(7.5)	$(29.7)	$(13.1)	$(4.6)	$(19.6)
% of revenue	(3.7)%	6.4%		(12.6)%	(6.6)%		(8.8)%	(3.1)%
Restructuring, transaction and other costs	3.7	3.7	3.7	2.6	2.6	2.6	1.8	1.8	1.8
Inventory and other working capital adjustments	—	—	—	0.6	0.6	0.6	3.3	3.3	3.3
Loss on extinguishment of debt	—	—	—	—	0.9	0.9	—	—	—
Loss (gain) on foreign exchange, net (2)	—	(5.8)	(5.8)	—	3.5	3.5	—	1.8	1.8
Stock-based compensation expense	—	1.1	—	—	1.9	—	—	1.9	—
As adjusted (1)	$(2.0)	$8.9	$(11.3)	$(11.2)	$2.0	$(22.1)	$(8.0)	$4.2	$(12.7)
% of revenue	(1.3)%	5.7%		(9.8)%	1.7%		(5.4)%	2.8%

Diluted shares outstanding as reported			5.7			5.6			5.7
Diluted shares outstanding as adjusted			5.7			5.6			5.7

Diluted EPS - as reported			$(1.62)			$(5.28)			$(3.46)
Diluted EPS - as adjusted			$(2.00)			$(3.95)			$(2.23)

(1) The company believes that the presentation of EBITDA, adjusted EBITDA, adjusted operating loss, adjusted net loss and adjusted diluted EPS are useful to the company's investors because (i) each of these financial metrics are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results and (ii) EBITDA is an appropriate measure of evaluating the company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the company's securities and making strategic acquisitions. In addition, these benchmarks are widely used in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(2) Foreign exchange, net primarily relates to cash and receivables denominated in U.S. dollars by some of our non-U.S. subsidiaries that report in a local currency, and therefore the loss has no economic impact in dollar terms.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)

Table 2 - Adjusting Items
	Three months ended
(in millions of dollars)	March 31, 2022	March 31, 2021	December 31, 2021
EBITDA reconciliation (1)
Net loss	$(9.2)	$(29.7)	$(19.6)
Interest expense	7.6	9.2	7.9
Depreciation and amortization	9.6	11.2	10.2
Income tax expense	1.9	1.8	(3.1)
EBITDA	$9.9	$(7.5)	$(4.6)

(1) The company believes that the presentation of EBITDA is useful to investors because EBITDA is an appropriate measure of evaluating the company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)

Table 3 - Adjusting items
	Three months ended
(in millions of dollars)	March 31, 2022	March 31, 2021
Free cash flow, before acquisitions, reconciliation (1)
Net cash used in operating activities	$(24.9)	$(1.3)
Capital expenditures for property and equipment	(0.8)	(0.4)
Proceeds from sale of property and equipment	0.1	1.5
Free cash flow, before acquisitions	$(25.6)	$(0.2)

(1) The company believes free cash flow, before acquisitions is an important measure because it encompasses both profitability and capital management in evaluating results.

Forum Energy Technologies, Inc.
Supplemental schedule - Product line revenue
(Unaudited)
	Three months ended
(in millions of dollars)	March 31, 2022		March 31, 2021		December 31, 2021
Revenue:	$	%	$	%	$	%
Drilling Technologies	$29.2	18.8%	$18.6	16.2%	$27.3	18.5%
Downhole Technologies	19.6	12.6%	15.1	13.2%	19.9	13.4%
Subsea Technologies	22.5	14.5%	15.0	13.1%	19.3	13.0%
Drilling & Downhole	71.3	45.9%	48.7	42.5%	66.5	44.9%

Stimulation and Intervention	30.1	19.4%	18.7	16.3%	28.1	18.9%
Coiled Tubing	22.4	14.4%	19.1	16.7%	22.9	15.5%
Completions	52.5	33.8%	37.8	33.0%	51.0	34.4%

Production Equipment	15.2	9.8%	14.4	12.6%	14.9	10.1%
Valve Solutions (1)	16.3	10.5%	13.6	11.9%	16.0	10.8%
Production (1)	31.5	20.3%	28.0	24.5%	30.9	20.9%
Eliminations	(0.1)	—%	—	—%	(0.3)	(0.2)%

Total Revenue	$155.2	100.0%	$114.5	100.0%	$148.1	100.0%